UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALPHA STAR ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Broad Street, 5th Floor

New York, NY 10004
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered[1]
Units, each consisting of one ordinary share, one warrant and one right	The Nasdaq Stock Market LLC
Ordinary Shares, par value $0.001	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one-half of one Ordinary Share at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC
Rights to receive one-seventh (1/7) of one Ordinary Share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-257521.

Securities to be registered pursuant to Section 12(g) of the Act: None.

1 Securities will be traded upon the Global tier of the Nasdaq Stock Market

Item 1.	Description of Registrant's Securities to be Registered.

The securities to be registered hereby are the units, ordinary shares, warrants and rights of Alpha Star Acquisition Corporation, a Cayman Island company (the “Company”). The description of the units, common stock, warrants and rights contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on june29, 2021, as amended from time to time (File No. 333-257521) (the “Registration Statement”), to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Solely the Units will be traded until the 52nd day following the date of the Company’s final prospectus provided that we have filed with the Securities and exchange Commission a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds at the closing of the Company’s initial public offering. The trading symbols for the securities, as listed on the Nasdaq Global Stock Market are as follows:

Units	ALSAU
Ordinary Shares	ALSA
Rights	ALSAR
Warrants	ALSAW

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on Global tier of the Nasdaq Stock Market LLCand the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 10, 2021	ALPHA STAR CQUISITION CORPORATION.

	By:	/s/ Zhe Zhang
	Name:	Zhe Zhang
	Title:	Chief Executive and Principal Executive Officer

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